BUSINESS CONSULTANT AGREEMENT

This agreement dated February 1, 2009 is made by and between Merge II, Inc. whose address is 107 Weybridge Circle, Royal Palm Beach, FL 33441 referred to as "Company," and OTC Business Solutions whose address is 10504 NW 56th Drive, Coral Springs, FL 33076 referred to as
"Consultant."

1. Consultation Services. The company hereby employs the consultant to perform the following services in accordance with the terms and conditions set forth in this agreement. The consultant will consult with the officers and employees of the company concerning matters relating to the management and organization of the company, their financial policies, the terms and conditions of employment, and generally any matter arising out of the business affairs of the company.

2. Terms of Agreement. This agreement will begin February 1, 2009 and will end December 31, 2011.

3. Time Devoted by Consultant. It is anticipated the consultant will spend approximately 8 hours per week in fulfilling its obligations under this contract. The particular amount of time may vary from day to day or week to week. However, the consultant shall devote a minimum of 16 hours per month to its duties in accordance with this agreement.

4. Place Where Services Will Be Rendered. The consultant will perform most services in accordance with this contract at 10504 NW 56th Drive, Coral Springs, FL 33076. In addition, the consultant will perform these services on the telephone and at such other places as designated by the company to perform these services in accordance with this agreement.

5.  Payment to Consultant.  The consultant will be paid as follows:

a. Consultant shall receive 5,000,000 restricted common shares of Merge II, Inc. for services rendered through December 31, 2011. This consultant can assign any and all shares as solely directed by consultant.

b. Consultant shall receive $60,000.00 for services rendered through December 31, 2011.

6. Independent Contractor. Both the company and the consultant agree that the consultant will act as an independent contractor in the performance of its duties under this contract. Accordingly, the consultant shall be responsible for consultant's activities in accordance with this contract, including by way of illustration but not limitation, Federal and State income tax, Social Security tax, Unemployment Insurance taxes, and any other taxes or business license free as required.

7. Confidential Information. The consultant agrees that any information received by the consultant during any furtherance of the consultant's obligations in accordance with this contract, which concerns the personal, financial or other affairs of the company will be treated by the consultant in full confidence and will not be revealed to any other persons, firms or organizations.

8. Employment of Others. The company may from time to time request that the consultant arrange for the services of others. All costs to the consultant for those services will be paid by the company but in no event shall the consultant employ others without the prior authorization of the company.

9. Signatures. Both the company and the consultant agree to the above contract.

Witnessed by:

COMPANY

By:/s/Dennis Carrasquillo
     -------------------------------
Dennis Carrasquillo - President/CEO

By:/s/Michael C. Hiler
     -------------------------------
Michael Hiler - Consultant